Exhibit 99.6

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

SPARTAN MERGER SUB 1, INC.,

an indirect wholly owned subsidiary of

UNITEDHEALTH GROUP INCORPORATED,

to exchange each outstanding share of common stock of

SURGICAL CARE AFFILIATES, INC.

for

$11.40 in cash

and

$45.60 in the fair market value of shares of the common stock of UnitedHealth Group Incorporated

(subject to an increase in cash and proportional decrease in fair market value of shares of the common stock of UnitedHealth Group Incorporated, and to the other terms and conditions described in the prospectus/offer to exchange and the accompanying letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 21, 2017, UNLESS EARLIER EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

February 21, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Spartan Merger Sub 1, Inc. (the “Offeror”), an indirect wholly owned subsidiary of UnitedHealth Group Incorporated (“UnitedHealth Group”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, together with any amendments or supplements thereto, to exchange (such offer to exchange, the “offer”) for each outstanding share of common stock of Surgical Care Affiliates, Inc. (“SCA”), par value $0.01 per share (the “SCA common stock”):

•	$11.40 in cash, without interest and less any applicable withholding taxes (the “default cash consideration”); and

•	a number of shares of UnitedHealth Group common stock, par value $0.01 per share, equal to the amount obtained by dividing $45.60 by the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the New York Stock Exchange (the “NYSE”), as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes (the “default stock consideration”).

In lieu of delivering the default cash consideration and default stock consideration, UnitedHealth Group may, by providing written notice to SCA no later than 5:00 p.m., New York City time, on the tenth business day prior to the final expiration date of the offer, deliver (i) an amount in cash greater than the default cash consideration and not to exceed $27.93 per share of SCA common stock, without interest and less any applicable withholding taxes (such cash consideration, including as it may be increased at UnitedHealth Group’s election, the “applicable cash consideration”), and (ii) a number of shares of UnitedHealth Group common stock equal to

(a) $57.00 minus the applicable cash consideration, divided by (b) the volume weighted average of the closing sale prices per share of UnitedHealth Group common stock on the NYSE, as reported in the New York City edition of The Wall Street Journal on each of the five full consecutive trading days ending on and including the third business day prior to the final expiration date of the offer, together with cash in lieu of any fractional shares of UnitedHealth Group common stock, without interest and less any applicable withholding taxes.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 21, 2017, UNLESS THE OFFER IS EARLIER EXTENDED OR TERMINATED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the expiration date.

For your information and for forwarding to your clients for whose accounts you hold shares of SCA common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;

2.	the related letter of transmittal for your use in accepting the offer and tendering shares of SCA common stock and for the information of your clients; and

3.	a printed form of letter which may be sent to your clients for whose accounts you hold shares of SCA common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

UnitedHealth Group will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Wells Fargo Bank, N.A., as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “Exchange Offer Procedures — Fees and Commissions,” for soliciting tenders of shares of SCA common stock pursuant to the offer. Upon request, UnitedHealth Group will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

D. F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF UNITEDHEALTH GROUP, OFFEROR, SCA, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.